Exhibit 10.19

Summary of Executive Officer Compensation

The following named executive officers of ABIOMED, Inc. are at will employees of ABIOMED and have not entered into a formal employment agreement with ABIOMED. The current understanding between each employee and ABIOMED with respect to the employee’s compensation is as follows:

Name	Base salary	Bonus target for fiscal 2008
Dr. Karim Benali	$174,624	$75,000
Andrew Greenfield	$163,710	$50,000
Christopher D. Macdonald	$199,614	$100,000

These officers are also eligible to receive grants of stock options and other awards at the discretion of ABIOMED’s Compensation Committee.

We have an employment agreement with our Chief Executive Officer, Michael R. Minogue, that sets forth the terms of his employment. Mr. Minogue’s current salary is $351,900 and his target bonus for fiscal 2008 is $351,900. We have an offer letter with our Chief Financial Officer, Daniel J. Sutherby, that sets forth the terms of his employment. Mr. Sutherby’s current salary is $229,500 and his target bonus for fiscal 2008 is $100,000.